Exhibit 23.1

Consent of Independent Auditor

Medalist Diversified, Inc. and Subsidiaries

Richmond, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Medalist Diversified, Inc. on Form S-8 (No. 333-228674 and 333-238483) and Form S-3 (No. 333-286453) of our report dated September 25, 2026, with respect to the statement of revenues and certain operating expenses of the Overland Park Caliber Collisions Property for the six months ended June 30, 2026 (unaudited) and the year ended December 31, 2025, which appears in this Current Report on Form 8-K/A of Medalist Diversified, Inc., dated September 25, 2026.

/s/ Cherry Bekaert LLP

Richmond, Virginia

September 25, 2026